Exhibit 99.1

Contacts
Damon Elder	Julie Leber
Spotlight Marketing Communications	Spotlight Marketing Communications
949.427.5172, ext. 702	949.427.5172, ext. 703
damon@spotlightmarcom.com	julie@spotlightmarcom.com

Strategic Student & Senior Housing Trust’s Initial Public Offering

Declared Effective by the Securities and Exchange Commission

LADERA RANCH, Calif. – (May 1, 2018) – Strategic Student & Senior Housing Trust, Inc. (SSSHT), a public non-traded real estate investment trust sponsored by SmartStop Asset Management, LLC (SmartStop), announced today that its registration statement pertaining to an initial public offering of approximately $1.1 billion in shares of common stock was declared effective by the Securities and Exchange Commission on May 1, 2018.

SSSHT intends to qualify as a real estate investment trust for federal income tax purposes for the taxable year ended December 31, 2017 and will offer up to $1.0 billion in shares of its common stock in its primary offering, consisting of three classes of shares: Class A shares at $10.33 per share (up to $450 million in shares); Class T shares at $10.00 per share (up to $450 million in shares); and Class W shares at $9.40 per share (up to $100 million in shares).

SSSHT is also offering up to $95 million in shares of its common stock pursuant to its distribution reinvestment plan at $9.81 per share for Class A shares, $9.50 per share for Class T shares, and $9.40 per share for Class W shares.

SSSHT intends to primarily invest in a portfolio of income-producing student housing and senior housing real estate assets. SSSHT owns two student housing properties and three senior housing properties.

A copy of the final prospectus for the offering is available without charge upon written request addressed to Strategic Student & Senior Housing Trust, Inc., 10 Terrace Road, Ladera Ranch, California 92694 or by phone at (877) 327-3485.

About Strategic Student & Senior Housing Trust, Inc. (SSSHT)

SSSHT is a Maryland corporation that intends to qualify as a real estate investment trust for federal income tax purposes. SSSHT focuses on the acquisition of income-producing, Class “A” student housing and senior housing communities. SSSHT owns two student housing properties and three senior housing properties.

About SmartStop Asset Management, LLC (SmartStop)

SmartStop is a diversified real estate company focused on self storage, student housing and senior housing assets. The company has approximately $1.5 billion of real estate assets under management, including 114 self storage facilities located throughout the United States and Toronto, Canada, comprised of approximately 72,000 units and 8.3 million rentable square feet. SmartStop’s real estate portfolio also includes five student housing communities with approximately 2,800 beds and 1.1 million square feet of space, as well as three senior housing communities with approximately 350 beds and 250,000 rentable square feet of space. SmartStop is the sponsor of four public non-traded REITs: Strategic Storage Trust IV, Inc., Strategic Storage Trust II, Inc., and Strategic Storage Growth Trust, Inc., all focused on self storage assets, and Strategic Student & Senior Housing Trust, Inc., focused on student and senior housing assets. The company is also a national sponsor of Section 1031 exchange offerings using the Delaware statutory trust structure. Additional information regarding SmartStop is available at www.SAM.com and more information regarding SmartStop® Self Storage in the United States and Canada is available at www.smartstopselfstorage.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in SSSHT’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

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